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Exhibit 2.3

                           AGREEMENT OF MERGER


           This Agreement of Merger is made as of December 19, 1997, by and between Simon Property Group, L.P., a Delaware limited partnership ("SPG"), and Simon DeBartolo Group, L.P., a Delaware limited partnership (the "Operating Partnership").

                                Recitals

           1. Each of the general partners of the parties hereto deem it advisable that SPG merge with and into the Operating Partnership pursuant to Section 7-211 of the Delaware Revised Uniform Limited Partnership Act, all on the terms and conditions hereof (the "Merger").

                                Agreement

           In consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

           1.    Effective  Time.   The Merger  shall  be  effective  at
11:59 p.m., Eastern time, on December 31, 1997 (the "Effective Time").

           2. Effects of Merger. At the Effective Time, SPG shall be merged with and into the Operating Partnership and the separate existence of SPG shall cease. The Operating Partnership shall continue to be governed by the laws of the State of Delaware. In addition, the Merger shall have such other effects as are specified by Delaware law.

           3. Cancellation of Units. At the Effective Time, each of the issued and outstanding partnership units in SPG, by virtue of the Merger and without any action on the part of the holder thereof, shall be extinguished and cancelled automatically, without any payment or other distribution in respect thereof.

           4. Termination. Subject to applicable law, this Agreement of Merger may be amended, modified, supplemented or abandoned by mutual consent of the parties hereto, before or after approval hereof by the limited partners of the parties hereto.

           5. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

           6.    Governing  Law.   This Agreement  of  Merger  shall  be
governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.
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          7.   Section Headings.  The section headings in this Agreement
of Merger have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed on its behalf.

                              SIMON PROPERTY GROUP, L.P.

                              By:  SIMON DeBARTOLO GROUP, INC.,
                                   as General Partner of Simon Property
                                   Group, L.P.


                                   By:     \s\David Simon

                                   Title:  Chief Executive Officer


                              SIMON DeBARTOLO GROUP, L.P.

                              By:  SD PROPERTY GROUP, INC.,
                                   as Managing General Partner of Simon
                                   DeBartolo Group, L.P.


                                   By:     \s\David Simon

                                   Title:  Chief Executive Officer
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